Exhibit No. 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated August 22, 2022, with respect to the consolidated financial statements and internal control over financial reporting included in the Annual Report of Regis Corporation on Form 10-K for the year ended June 30, 2022. We consent to the incorporation by reference of said reports in the Registration Statements of Regis Corporation on Forms S-3 (File Nos. 333-252700, 333-125631, 333-100327, 333-102858, 333-116170, 333-87482, 333-51094, 333-78793, 333-89279, 333-90809, 333-31874, 333-57092 and 333-72200) and on Forms S-8 (File No. 333-249791, 333-228055, 333-227163, 333-214270, 333-214269, 333-170517, 333-163350, 333-123737 and 333-88983).

/s/ GRANT THORNTON LLP

Minneapolis, Minnesota
August 22, 2022